EXHIBIT 4.1

FINAL FORM
OXYGEN BIOTHERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES E CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

        The undersigned, Michael B. Jebsen and Nancy Hecox, do hereby certify that:

1.	They are the President and Secretary, respectively, of Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Corporation”).

2.	The Corporation is authorized to issue 10,000,000 shares of preferred stock.

3.	The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

          WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to [_____] shares of the preferred stock which the Corporation has the authority to issue, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.  Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” shall have the meaning set forth in the Purchase Agreement.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Common Stock Consideration” shall have the meaning set forth in the Purchase Agreement.

“Conversion” shall have the meaning set forth in Section 6(a).

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Parent Stockholder Approval” shall have the meaning set forth in the Purchase Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

    “Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Asset Purchase Agreement, dated October 21, 2013, by and among the Corporation, the original Holders, Life Newco, Inc. and Phyxius Pharma, Inc., as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 7(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preference” means the stated value of all outstanding Senior Securities, plus any other fees, liquidated damages or dividends then due and owing thereon.

“Senior Securities” means shares of the Corporation’s Series C 8% Convertible Preferred Stock and Series D 8% Convertible Preferred Stock.

“Transfer Agent” means InterWest Transfer Company, the current transfer agent of the Corporation, with a mailing address of 1981 Murray Holloday Road, Suite 100, Salt Lake City, UT 84117 and a facsimile number of 801-277-3147, and any successor transfer agent of the Corporation.

        Section 2.   Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series E Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to [____] (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share.

        Section 3.    Dividends.  Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock.  Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Preferred Stock; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Section 4.    Voting Rights.  On any matter presented to the stockholders of the Corporation for their action or consideration (other than the Parent Stockholder Approval) at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast a number of votes determined in accordance with the following formula:

V = PH * ( ( MV – CV ) ÷ PI )

For purposes of the foregoing formula, the following definitions shall apply:

(1)      “V” shall mean the number of votes a Holder of Preferred Stock is entitled to cast on a matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting);

(2)      “PH” shall mean the number of shares of Preferred Stock held by such Holder as of the record date for determining stockholders entitled to vote on such matter;

(3)      “MV” shall mean 19.99% of the number of shares of Common Stock outstanding as of immediately prior to Closing (as adjusted for any subsequently effective stock split, reverse stock split, or share dividend);

(4)      “CV” shall mean the aggregate number of shares of Common Stock Consideration issued pursuant to the Purchase Agreement (as adjusted for any subsequently effective stock split, reverse stock split, or share dividend); and

(5)      “PI” shall mean the aggregate number of shares of Preferred Stock issued pursuant to the Purchase Agreement.

Fractional votes shall not be permitted and any fractional voting rights available after application of the foregoing formula shall be rounded down to the nearest whole number.  Except as otherwise provided herein or as otherwise required by law, holders of Preferred Stock shall, after application of the foregoing formula, vote together with the holders of Common Stock as a single class and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  In addition, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5.   Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of the Senior Preference, the holders of shares of Preferred Stock then outstanding shall share, together with the holders of Common Stock, in any distribution of the remaining funds and assets available for distribution to the stockholders to the Corporation, pro rata based on the number of shares of Common Stock such holders would have received had the Conversion occurred immediately prior to such liquidation, dissolution or winding up.

Section 6.

a) Automatic Conversion. All shares of Preferred Stock shall be automatically converted (the “Conversion”) into shares of Common Stock at a ratio of 100 shares of Common Stock per share of Preferred Stock (the “Conversion Ratio”) on the date immediately following the date the Parent Stockholder Approval is obtained (the “Conversion Date”). The Corporation shall provide to each Holder prompt written notice of the occurrence of the Conversion Date, whereupon such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following receipt of such notice.  Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

                                               b)  Mechanics of Conversion

             i. Delivery of Conversion Shares Upon Conversion. Not later than ten (10) Business Days after the Corporation’s receipt of a Holder’s certificate representing such Holder’s Preferred Stock following the Conversion Date, the Corporation shall deliver, or cause to be delivered, to such Holder a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall contain or be subject to, as applicable, the restrictive legends, transfer restrictions and vesting schedule set forth in Section 2.5 of the Purchase Agreement.

             ii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of the then outstanding shares of Preferred Stock hereunder.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

             iii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock, and instead the number of shares issued shall be rounded down to the next whole share.

             iv. Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.   Certain Adjustments.

       a) Stock Dividends and Stock Splits.  If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which shall not include any shares of Common Stock issued as dividends on or upon the conversion of any Senior Securities), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event.  Any adjustment made pursuant to this Section 7(a) shall become effective (1) with respect to a dividend or distribution, immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and (2) with respect to a subdivision, combination or re-classification, immediately after the effective date of such event.

       b) Subsequent Rights Offerings.  In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will, upon the Conversion, be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired had the Conversion occurred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

       c) Adjustment for Merger or Consolidation.  If there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not a series of the Corporation’s preferred stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 7(a) or 7(b)), then, following any such consolidation or merger, provision shall be made that each share of Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 7 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

        d) Calculations.  All calculations under this Section 7 shall be made to the nearest 1/100th of a share.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8.   Miscellaneous.

       a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Michael B. Jebsen, facsimile number (919) 855-2133, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement.

                     b) Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

      c) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, and (b) the United States District Court sitting in New Castle County in the State of Delaware, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby shall be commenced either in the Court of Chancery of the State of Delaware or if such Action may not be brought in such court for jurisdictional reasons, in the United States District Court sitting in New Castle County in the State of Delaware. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

      d) Waiver.  Any of the rights, powers, privileges and other terms of the Preferred Stock set forth in this Certificate of Designation may be waived prospectively or retrospectively on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Holders of a majority of the then outstanding shares of the Preferred Stock.

      e) Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

      f) Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

      g) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

      h) Status of Converted or Redeemed Preferred Stock.  Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement.  If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president,   and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this _____ day of _________ 2013.

Name: Michael B. Jebsen Title: President	Name: Nancy Hecox Title: Corporate Secretary